UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2008

SOUTHERN TRUST SECURITIES HOLDING CORP.
(Exact name of registrant as specified in charter)

Florida	000-52618	651001593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

145 Almeria Ave., Coral Gables, Florida 33134
(Address of principal executive offices)

(305) 446-4800
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.

COMPLETION OF ACQUISITION OF DISPOSITION OF ASSETS.

On February 25, 2008, Southern Trust Securities Holding Corp. (the “Corporation”) acquired 150,000 restricted shares of Series A % Convertible Preferred Stock of AR Growth Finance Corp., a Delaware corporation (“AR Growth”) for $1.5 million. Previously, in November 2007, the Corporation purchased 100,000 restricted shares of Series A % Convertible Preferred Stock of AR Growth for $1.0 million. AR Growth used the proceeds to complete its acquisition of a 95% ownership interest in Probenefit, S.A., a privately owned Argentine based holding company comprised of pension and insurance companies as well as a consumer credit card company.

In February 2007, working in concert with Inversora Castellanos, S.A., an Argentine company comprised of executives from SanCor, the largest dairy cooperative in Argentina and Administracion de Carteras S.A., an Argentine company comprised of executives from ArsCap S.A., a financial trustee company, as a group, the Corporation purchased a controlling interest in the common stock of AR Growth, which trades on the Pink Sheets under the symbol “ARGW”.

The Corporation’s Chief Executive Officer, Robert Escobio, is the President and a director of AR Growth and its President, Kevin Fitzgerald, is the Chief Executive Officer and a director of AR Growth. The Corporation owns 869,507 shares of common stock of AR Growth, which following AR Growth’s acquisition of Probenefit, constitutes approximately 4.3% of the outstanding and issued common stock of AR Growth. The Corporation’s 250,000 shares of Series A 8% Convertible Preferred Stock of AR Growth convert to common stock at a rate of 3.9 shares of common to each share of preferred.

On February 27, 2008, the Corporation issued a press release announcing the above-described acquisition and the role of its subsidiary investment bank, Southern Trust Securities, Inc., as financial advisor to AR Growth.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herewith by reference.

ITEM 9.01.

EXHIBITS.

Exhibit Number	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN TRUST SECURITIES HOLDING CORP.

Date: February 28, 2008	By:	/s/ Robert Escobio
Robert Escobio
Chief Executive Officer